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Exhibit 99.4

LAB INTERNATIONAL INC.

NOMINATING COMMITTEE CHARTER

A.    RESPONSIBILITIES AND DUTIES

1.
The Nominating Committee (the "Committee") of the board of directors (the "Board") of LAB International Inc. (the "Corporation") is responsible for performing the duties set out in this Charter to enable the Board to fulfil its oversight responsibilities in relation to director nomination.

2.
The Committee shall perform such other duties as may be delegated to the Committee by the Board from time to time. The Committee shall only have decision-making authority when expressly granted to the Committee by the Board. The Committee shall otherwise make recommendations to the Board in accordance with this Charter and at the Board's request.

B.    MEMBERS

1.
The Committee shall consist of at least three directors as determined by the Board. Each member of the Committee shall be:

(a)
a director who is not an officer or employee of the Corporation or an affiliate of the Corporation; and

(b)
an independent director as defined in National Instrument 58-101 — Disclosure of Corporate Governance Practices and Nasdaq Rule 4200(a)(15).

2.
The Board shall appoint the members of the Committee and the Chair of the Committee annually at the first meeting of the Board after the meeting of the shareholders at which directors are elected each year. Each successor to the Chair of the Committee shall be designated by the Board. Any member of the Committee may be removed or replaced at any time by the Board.

C.    MEETINGS

1.
The Committee shall meet at least twice each year. Meetings are called by the Chair of the Committee. He must call a meeting when requested to do so by a member of the Committee, the Chairman of the Board or the Chief Executive Officer. Notice of the time and place of each meeting of the Committee must be given to each member of the Committee, not less than 48 hours before the time of the meeting. A quorum of the Committee shall be a majority of its members. The powers of the Committee may be exercised at a meeting at which a quorum of the Committee is present in person or by telephone or other electronic means. Each member is entitled to one vote in Committee proceedings.

2.
The Chair shall preside at all meetings of the Committee at which he or she is present and shall develop the agenda for each committee meeting. The agenda for each meeting of the Committee shall be delivered to each member of the Committee at least 48 hours prior to any meeting of the Committee, together with such other materials as the Chair determines necessary.

3.
The Chair shall designate from time to time a person who may, but need not be, a member of the Committee, to be Secretary of Committee. Minutes shall be kept of all meetings of the Committee and shall be maintained by the Secretary of the Committee.

4.
The procedures to be followed at meetings shall be determined by the Committee unless otherwise determined by the by-laws of the Corporation, by a resolution of the Board or by this Charter.

5.
The Committee shall meet at least annually in separate private sessions with management. After such sessions, the Committee shall also meet with only members of the Committee present.

6.
The Committee may invite any director, officer or employee of the Corporation or the Corporation's counsel or any other person to attend meetings of the Committee to assist in the discussion and examination of the matters under consideration by the Committee.

D.    REPORTS

1.
The Committee shall report the proceedings of each meeting and all recommendations made by the Committee at such meeting to the Board at the Board's next meeting.

2.
The Committee shall also review and approve, prior to disclosure, any report of the Committee to be included in the Corporation's management information circular and such other reports relating to the activities of the Committee as may be required by the Corporation or the Board from time to time.

E.    RESPONSIBILITIES RELATING TO DIRECTOR NOMINATION

1.
With respect to director recruitment, the Committee shall be responsible for:

(a)
conducting an analysis of the collection of tangible and intangible skills and qualities necessary for an effective Board given the Corporation's current operational and financial condition, the industry in which it operates and the strategic outlook of the Corporation;

(b)
periodically comparing the tangible and intangible skills and qualities of the existing Board members with the analysis of required skills and identifying opportunities for improvement; and

(c)
recommending, as required, changes to the selection criteria used by the Board to reflect the needs of the Board.

2.
With respect to the identification of potential nominees, the Committee shall be responsible for:

(a)
identifying individuals qualified to become new Board members and recommending to the Board the new director nominees for the next annual meeting of shareholders;

(b)
defining roles and expectations of Board members; and

(c)
identifying and maintaining a list of potential directors that possess the qualifications established by the Committee.

3.
In making its recommendations to the Board regarding nominees, the Committee shall consider:

(a)
the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess;

(b)
the competencies and skills that the Board considers each existing director to possess; and

(c)
the competencies and skills each new nominee will bring to the boardroom.

4.
With respect to membership qualifications, the Committee is responsible for monitoring director membership to ensure qualifications (including independence) under applicable laws and regulations are maintained.

F.     ACCESS TO MANAGEMENT AND OUTSIDE ADVISORS

        The Committee shall have full, free and unrestricted access to management and employees. The Committee shall have the authority to delegate to individual members or subcommittees of the Committee. The Committee has the authority to retain and compensate legal counsel, consultants and other outside advisors, with respect to any issue or to assist it in fulfilling its responsibilities without consulting or obtaining the approval of any officer of the Corporation and the Corporation shall provide appropriate funding, as determined by the Committee, for any such advisors.

G.    ANNUAL REVIEW AND ASSESSMENT

1.
The Committee shall conduct an annual review and assessment of its performance, including a review of its compliance with this Charter, in accordance with the process developed by the Corporate Governance Committee and approved by the Board. The Committee shall conduct such review and assessment in such manner as it deems appropriate and report the results to the Corporate Governance Committee.

2.
The Committee shall also review and assess the adequacy of this Charter on an annual basis taking into account all legislative and regulatory requirements applicable to the Committee as well as any best practice guidelines recommended by stock exchanges on which the Corporation is listed and, if appropriate, shall recommend changes to the Charter to the Corporate Governance Committee.

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  Exhibit 99.4
LAB INTERNATIONAL INC. NOMINATING COMMITTEE CHARTER